UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PRUSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): March 27, 2008
INTERPHASE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Texas

(State or Other Jurisdiction of Incorporation)

0-13071	75-1549797

(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas	75093

(Address of Principal Executive Offices)	(Zip Code)
(214) 654-5000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 2.05.	Costs Associated with Exit or Disposal Activities

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 27, 2008, Interphase Corporation adopted a plan to restructure its United States based business operations to balance its current spending with recent revenue trends. The primary goal of the restructuring program is to improve the ability of the Company to invest in future business opportunities that are designed to provide the Company with increased growth potential and greater revenue diversification in the coming years and better align the Company’s skills with its future direction. Under the restructuring plan, the Company will reduce its workforce by 14 employees. Interphase expects to record a restructuring charge for the first quarter of 2008 in the range of $300,000 to $400,000 for one-time termination benefits which will be utilized to cover employee severance and benefits. There will be an additional charge of approximately $40,000 associated with a facility closure during the second quarter of 2008 related to lease termination costs. The Company expects the total restructuring costs to be in the range of $340,000 to $440,000. These amounts will be paid out under the restructuring plan and will be complete by the end of the fourth quarter 2008. Interphase currently estimates that activities related to the restructuring plan will remove over $1.5 million of annualized operating costs.
Effective March 27, 2008, Prasad R. Kallur’s employment as the Vice-President of Strategic Marketing has ended.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit 99.1 - Press Release Dated March 27, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation
	By:	/s/ Thomas N. Tipton Jr.
Date: March 27, 2008		Title: Chief Financial Officer,
Vice President of Finance and Treasurer

EXHIBIT INDEX
     Exhibit 99.1      Press Release dated March 27, 2008 (filed herewith)